EXHIBIT 99.1

VICON REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2017

HAUPPAUGE, N.Y. - December 11, 2017 - Vicon Industries, Inc. (NYSE American: VII), a global producer of video security solutions, today announced its financial results for its fourth quarter and fiscal year ended September 30, 2017.

Vicon’s CEO John Badke said, "The Company’s results for the quarter reflect lower sales as we continue the transition to our new product offerings and the write-off of remaining intangible assets acquired in the 2014 IQinVision merger. The introduction of our new Valerus video management system (VMS) platform will take time to permeate the market and should steadily gain traction as we continue to add important new feature enhancements. While Valerus has been on the market for less than one year, we have sold over 300 Valerus systems worldwide across a wide range of market sectors and are extremely pleased with the feedback we have received from the market. The Company's software development roadmap for 2018 includes the release of a legacy VMS integration gateway along with very important new Valerus platform enhancements. Our focus on innovative market solutions will intensify as we transition from traditional VMS system development priorities. Additionally, we launched an entirely new and enhanced camera line at the end of the fiscal quarter, which is expected to further solidify our core product offerings. Despite a revenue decline in the fourth quarter, our order rate increased over 6.5% from the prior year period and has steadily increased throughout the 2017 fiscal year."

“Subsequent to quarter end, the Company received approximately $3.1 million of net cash proceeds from the sale of its common stock upon the closing of its rights offering, which included $3 million of funding under the related backstop commitment provided by NIL Funding, the Company’s secured lender. Notwithstanding the cash infusion, we may require additional financing over the next twelve months to implement our planned business objectives and strategies. As a result of its most recent investment, NIL Funding and its affiliates beneficially own approximately 49% of the Company’s outstanding common stock. We are very pleased with the continued support of our principal lender and new largest shareholder.”

Fourth Quarter Fiscal 2017 Financial Results

Revenues for the fourth quarter of fiscal 2017 decreased 9% to $6.7 million as compared to $7.4 million in the fourth quarter of fiscal 2016. The $693,000 decrease in the current quarter included a $309,000, or 5%, decrease in sales in the Americas market and a $384,000, or 26%, decrease in EMEA market sales. Order intake for the current quarter increased $471,000 to $7.6 million as compared to $7.2 million in the fourth quarter of fiscal 2016. Despite order growth, revenues weakened across all market segments due principally to a continuing reliance on an uncompetitive legacy core product offering. While the Company launched an initial version of its new Valerus video management system platform in January 2017, its full market impact is not expected until further system enhancements are added and Valerus gains increased market penetration.

Gross profit margins improved to 37.4% for the fourth quarter of fiscal 2017 as compared to 35.9% for the fourth quarter of fiscal 2016. Current year operating expenses included an intangible asset charge-off of $839,000 relating to the 2014 IQinVision merger. Prior year operating expenses included a $2 million write-down of intangible assets and was favorably impacted by a $375,000 reversal of previously recognized stock compensation expense. Excluding these non-cash and non-recurring items, total operating expenses decreased $371,000 to $3.9 million in the current quarter compared to $4.3 million for the fourth quarter of 2016. This reduction was principally due to the effects of ongoing cost reduction initiatives.

Net loss for the fourth quarter of fiscal 2017 was $2.4 million, or $.26 per basic and diluted share, as compared to a net loss of $3.3 million, or $.35 per basic and diluted share, in the fourth quarter of fiscal 2016. Adjusted non-GAAP net loss for the fourth quarter of fiscal 2017 was $1.4 million, or $.15 per basic and diluted share, as compared to adjusted non-GAAP net loss of $1.5 million, or $.17 per basic and diluted share, in the fourth quarter of fiscal 2016. Please refer to the presentation at the end of the table of operations for a reconciliation of our GAAP net loss to our adjusted non-GAAP net loss.

About Vicon

Vicon Industries, Inc. (NYSE American: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel and the United Kingdom. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our new product offerings and our proposed fundraising activities. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: our history of losses and negative cash flows; our need for additional financing; market acceptance of our products; our ability to manufacture and develop effective products and solutions; indebtedness to our secured lender; current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE American requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 7, 2017. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com

-Financial Tables on Following Pages-

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$6,661,000	$7,354,000	$26,652,000	$35,760,000
Gross profit	2,490,000	2,639,000	10,152,000	13,358,000

Operating expenses:
Selling, general and administrative expense	2,766,000	2,667,000	11,135,000	13,657,000
Engineering and development expense	1,147,000	1,243,000	4,811,000	5,193,000
Goodwill and intangible asset impairment	839,000	1,979,000	839,000	7,996,000
Total operating expenses	4,752,000	5,889,000	16,785,000	26,846,000

Operating loss	(2,262,000)	(3,250,000)	(6,633,000)	(13,488,000)

Gain on sale of building	—	—	—	785,000

Loss before income taxes	(2,409,000)	(3,296,000)	(7,012,000)	(12,774,000)
Income tax expense	—	—	—	—
Net loss	$(2,409,000)	$(3,296,000)	$(7,012,000)	$(12,774,000)

Loss per share:
Basic	$(.26)	$(.35)	$(.75)	$(1.37)
Diluted	$(.26)	$(.35)	$(.75)	$(1.37)

Shares used in computing loss per share:
Basic	9,348,000	9,348,000	9,348,000	9,341,000
Diluted	9,348,000	9,348,000	9,348,000	9,341,000

The Company evaluates performance based on net loss and per share results excluding stock compensation and warrant expense, the charge off and amortization of acquired intangible assets and other non-recurring expenses and gains, which it believes is useful to investors in evaluating ongoing results since these items are either non-cash or non-recurring in nature. Reporting these adjusted results is not in accordance with U.S. generally accepted accounting principles (GAAP). The following table provides a reconciliation of reported net loss and related per share results to adjusted non-GAAP net loss and related per share results.

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP net loss	$(2,409,000)	$(3,296,000)	$(7,012,000)	$(12,774,000)
Adjusting items:
Stock compensation and warrant expense	62,000	(359,000)	141,000	82,000
Amortization of acquired intangible assets	67,000	129,000	268,000	517,000
Gain on sale of building	—	—	—	(785,000)
Goodwill and intangible asset impairment	839,000	1,979,000	839,000	7,996,000
Adjusted non-GAAP net loss	$(1,441,000)	$(1,547,000)	$(5,764,000)	$(4,964,000)

Net loss per share - diluted	$(.26)	$(.35)	$(.75)	$(1.37)
Adjusting items:
Stock compensation and warrant expense	.01	(.04)	.01	.01
Amortization of acquired intangible assets	.01	.01	.03	.05
Gain on sale of building	—	—	—	(.08)
Goodwill and intangible asset impairment	.09	.21	.09	.86
Adjusted non-GAAP net loss per share	$(.15)	$(.17)	$(.62)	$(.53)

Diluted shares outstanding	9,348,000	9,348,000	9,348,000	9,341,000